Certificate No. ______* Shares ** ______ **

Advanced Water Technology Holdings, Inc.

AUTHORIZED ____________ COMMON SHARES

PAR VALUE $0.0001

** ______

This is to Certify that ______________________________ is the owner of

** ______________________ **

______________________________ fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the Corporation and the Signatures of its duly authorized officers.

Dated

President Secretary